Exhibit 14.1

SE Global Equities Corp.
Code of Ethics

Adopted __________

It is the policy of SE Global Equities Corp. (together with its wholly-owned subsidiaries and affiliates worldwide, the "Company") that all directors, officers and employees of the Company shall, to the best of their knowledge and ability, adhere to, comply with and advocate the principles set out in this code of ethics (the "Code") governing their professional and ethical conduct in the fulfillment of their responsibilities.

This Code is not intended to supercede the Company's Employee Handbook or to otherwise alter employee obligations to comply with the Handbook.

The purposes of the Code are to promote:

  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to the U.S. Securities and Exchange Commission and in other public communications made by the Company;

  compliance with applicable governmental laws, rules and regulations;

  the prompt internal reporting of violations of the Code to appropriate persons of authority within the Company; and

  accountability for adherence to the Code.

The Code embodies principles to which all directors, officers and employees are expected to adhere and advocate. Any violations of the Code may result in disciplinary action, up to and including termination or removal, as applicable.

All directors, officers and employees of the Company will:

  Act with honesty and integrity, avoiding actual or apparent conflicts between personal and private interests and the interests of the Company, including refraining from receiving improper personal benefits as a result of holding a particular position with the Company;

  Not solicit or accept, for personal or other benefit, business or similar opportunities that could reasonably be expected to otherwise accrue to the benefit of the Company;

  Use corporate assets entrusted to them in a responsible manner and refrain from competing directly or indirectly with the Company or using corporate information or opportunities for personal gain;

  Where applicable, provide the U.S. Securities and Exchange Commission, the Company's stockholders, the investing public and other relevant constituencies with full, fair, accurate, timely and understandable reports and information;

  Endeavor to comply with applicable laws and regulations of federal, state, local and foreign governments and government agencies having jurisdiction over the Company, including the U.S. Food and Drug Administration, and with applicable regulations of private or self-regulatory authorities having jurisdiction over the Company;

  Act in good faith, responsibly with due care and diligence and without misrepresentation or omission of material facts and strive to maintain independent judgment in the performance and fulfillment of their duties and responsibilities;

  Promote ethical behavior among subordinates and peers at the Company;

  Respect the confidentiality of information acquired or obtained in the course of performance of their responsibilities, never use confidential information for personal advantage, and disclose confidential information of the Company or third parties only when such disclosure is legally required or is otherwise authorized.

  Not fraudulently influence, coerce, manipulate or mislead any auditor engaged in the performance of an audit for the purpose of rendering the financial statements materially misleading.

  Comply with other policies and procedures of the Company applicable to their positions and employment, including the Company's Insider Trading Policy and the policies and procedures of the Company set forth in the Company's Employee Handbook.

Any waiver of this Code of Ethics may be made only by the Company's Board of Directors (the "Board"). Any waiver of the code for any director or executive officer of the Company must be disclosed on Form 8-K within five days, or such shorter period as may be required under applicable regulation.

It is the duty of each director, officer and employee of the Company to report violations of the Code promptly to the attention of the Company's Chief Executive Officer, General Counsel or to any member of the Audit Committee of the Board (the "Audit Committee").

If you have a concern about a questionable accounting or auditing matter, or any other violation of this Code, the Company's Insider Trading Policy or the Company's Employee Handbook, and wish to submit the concern confidentially or anonymously, you may do so though our Employee Hotline by calling (800) 518-4535. Your communication will be kept confidential to the extent permitted by law.

The Company will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior or other matters of concern under the Code.

The Board shall promptly determine, or designate appropriate persons (including, if so determined by the Board, the Audit Committee) promptly to determine appropriate actions to be taken in the event of violations of the Code by any director, officer or employee. In determining what actions are appropriate in a particular case, the Board (or its designee) shall act consistently and take into account relevant information including the nature and severity of the violation, whether the violation was a single occurrence or a series of repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the director, officer or employee in question had committed other violations in the past.

If the Board or the Audit Committee believes that standards for compliance with the Code are not objective, or that the process for determining violations is not fair or that the Code is not conducive to prompt and consistent enforcement, or that the protection for persons reporting questionable behavior pursuant to the Code is inadequate (either under the Code or under the Company's other policies), the Board shall adopt, or the Audit Committee shall recommend to the Board for adoption appropriate changes to the Code or other Company policies.

It is the Company's intention that the Code be the Company's written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

ACKNOWLEDGEMENT OF ADHERENCE TO CODE OF ETHICS

In my role as an executive and/or a financial executive of SE Global Equities Corp., I certify to you that I adhere to and advocate the principles and responsibilities outlined in SE Global Equities Corp.'s attached Code of Ethics.

I agree to report to SE Global Equities Corp. and all other applicable parties including regulators of any failure on my part to adhere to this Code of Ethics. I fully understand that violation of this code may lead to penalties to myself personally and to SE Global Equities Corp.

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Name: Position: